EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTING FIRM

TO: Hemis Corporation

     As independent registered certified public accountants, we hereby consent to the inclusion in the foregoing Amendment No. 5 to SEC Form SB-2 Registration Statement, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 17, 2006 relating to the consolidated financial statements of Hemis Corporation and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
December 13, 2006